Exhibit 99.1

Dell Technologies Inc. Announces Offering of $4 Billion of First Lien Notes

ROUND ROCK, Texas, March 6, 2019 /PRNewswire/ — Dell Technologies Inc. (NYSE: DELL) (the “Company” or “Dell Technologies”) announced today the commencement of a private offering of $4 billion aggregate principal amount of First Lien Notes (the “Notes”) to be issued by two of its wholly-owned subsidiaries, Dell International L.L.C. and EMC Corporation, as co-issuers (the “co-issuers”). The Notes will be guaranteed on a joint and several basis by the Company, Denali Intermediate Inc., Dell Inc. and each of Denali Intermediate Inc.’s wholly-owned domestic subsidiaries that guarantees obligations under the Company’s senior secured credit facilities. The Notes will be secured on a first priority basis by substantially all of the tangible and intangible assets of the co-issuers and the guarantors that secure obligations under the Company’s senior secured credit facilities.

The Company intends to use the net proceeds from the offering of the Notes, together with the net proceeds of concurrent refinancings described below, to redeem or repay all of the co-issuers’ outstanding 3.480% first lien notes due 2019, with any remaining proceeds to repay outstanding amounts under its term loan A-5 facility which matures in 2019 and pay related premiums, accrued interest, fees and expenses, within 90 days of the closing of the offering of the Notes. As a result, the Company expects that these transactions will have no material impact on the aggregate principal amount of indebtedness outstanding.

The offering of the Notes is part of a series of refinancing transactions, pursuant to which the Company intends to refinance its term loan A-2 facility whereby each existing lender will have the option to participate in the extension and “rollover” of its existing loans under such facility into a new five-year senior secured term loan A-6 facility under the Company’s senior secured credit facilities (the “term loan A-6 facility”) and make additional commitments under the term loan A-6 facility. Any loans that are not extended and “rolled over” into the term loan A-6 facility are expected to continue to remain outstanding under the term loan A-2 facility. The Company also intends to increase the aggregate principal amount of loans under its existing margin loan facility by $650 million. The consummation of these concurrent refinancings is not conditioned on the closing of the offering of the Notes, and the closing of the offering of the Notes is not conditioned upon the closing of either of the concurrent refinancings.

The offering of the Notes will be made in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in the United States only to persons reasonably believed to be “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.